                                                                  Exhibit (b)(2)


                                                                 June 25, 2003


Goldner Hawn Johnson & Morrison
5250 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-4123

Attention:  Mr. Michael Sweeney
            Managing Director

Re:               Senior Secured Revolving Credit Facility
                  Senior Secured Term Loan

Dear Mr. Sweeney:

      We are pleased to advise you of the several commitments of Fleet Retail Finance Inc. ("FRFI") and Back Bay Capital Funding LLC ("BACK BAY"), subject to the terms and conditions hereof, respectively to provide a senior secured revolving credit facility in the amount of $250,000,000 (the "REVOLVING CREDIT FACILITY") and a senior secured term loan in the amount of $25,000,000 (the "TERM LOAN") to an entity to be formed (together with its subsidiaries, the "BORROWER") by Goldner Hawn Johnson & Morrison (the "SPONSOR") to acquire The Elder-Beerman Stores Corp. and its subsidiaries (the "ACQUISITION"), as contemplated in the Summaries of Terms and Conditions (the "TERM SHEETS") annexed to this letter as EXHIBIT A (with respect to the Revolving Credit Facility) and EXHIBIT B (with respect to the Term Loan). The commitment of FRFI hereunder shall be limited to the Revolving Credit Facility and the commitment of Back Bay hereunder shall be limited to the Term Loan.

      1. THE AGENTS

      Fleet Retail Finance Inc. will act as Administrative Agent and Collateral Agent (and is referred to herein in such capacities as the "Agent") for itself and other lenders (the "REVOLVING CREDIT LENDERS") which fund the Revolving Credit Facility and for Back Bay as lender for the Term Loan. (The Revolving Credit Lenders and Back Bay are referred to herein collectively as the "LENDERS").

      2. SYNDICATION

            (a) FRFI's affiliate, Fleet Securities Inc. ("FSI") will act as the exclusive syndication manager for the Revolving Credit Facility and in such capacity will perform the duties and exercise the authority customarily associated with such role. No additional agents, arrangers or syndication managers will be appointed with respect to the arrangement and syndication of the Revolving Credit Facility.

            (b) FSI in its sole discretion, but in consultation with you, will manage all aspects of the syndication of the Revolving Credit Facility, including the following:
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Golder Hawn Johnson & Morrison
June 25, 2003
Page 2


               (i) Selection of those financial institutions which will become members of the syndicate.

               (ii) The timing of approaches to potential members of the syndicate.

               (iii) The titles and roles in the syndicate given various
          Lenders.

               (iv) The allocation of the commitments among the Lenders.

      FSI shall, in all events have final say concerning all aspects of the syndication.

          (c) FSI may syndicate all or any portion of FRFI's commitments hereunder to one or more financial institutions. FRFI shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of those Lenders which commit and subscribe to the syndicate assembled by FSI. FRFI and Back Bay acknowledge, however, that their commitments are not conditioned on a successful syndication of the Revolving Credit Facility.

          (d) You will assist FSI in achieving a successful syndication, such assistance to include, among other things, the following:

               (i) Direct contact during the syndication between your senior officers, representatives, and advisors, on the one hand, and prospective Lenders, on the other hand, at such times and places as FSI may reasonably request.

               (ii) The providing to FSI and the Agent of all such financial and other information in your possession with respect to the Borrower and the transactions contemplated by this Letter, including but not limited to financial projections and forecasts relating to the foregoing, which FSI and/or the Agent reasonably may request from time to time.

               (iii) Assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

          (e) You acknowledge that FRFI, Back Bay, and FSI, in consultation with you, may change the pricing, structure, and any other terms of the Revolving Credit Facility and the Term Loan if FRFI, Back Bay, and FSI reasonably determine that such changes are advisable in order to achieve a successful syndication, provided that (i) the Applicable Margin in any Level for any type of Loan under the Revolver shall not be increased by more than 0.50%, (ii) the Commitment Fee for the Revolver shall not be increased by more than 0.125%, and (iii) the required minimum excess availability for any period shall not be increased by more than $5,000,000. The provisions of this paragraph shall survive the closing of the Revolving Credit Facility and the Term Loan in the event that a successful syndication has not been consummated as of the closing date.


                                     ..2..

Golder Hawn Johnson & Morrison
June 25, 2003
Page 3


     3. CONDITIONS TO COMMITMENT. The commitment of FRFI, Back Bay, the Agent and FSI, as expressed in this letter, is subject to the following:

               (i) Timely acceptance of this letter and the enclosed Fee Letter and Back Bay Fee Letter by you as provided herein.

               (ii) The satisfaction of all conditions precedent referenced herein, in the Term Sheets, or in any of the loan documents.

               (iii) Execution and delivery of definitive and mutually satisfactory loan documents.

               (iv) Recordation of such instruments and documents as the Collateral Agent reasonably determines to be appropriate under the circumstances to perfect and protect the collateral interests to be granted by the Borrower under the transactions contemplated herein.

               (v) The contemporaneous closing of the Revolving Credit Facility and the Term Loan.

     4.   INDEMNIFICATION

          (a) Whether or not the credit facilities contemplated hereby are established, the Sponsor and the Borrower shall each indemnify and hold harmless FRFI, Back Bay, FSI, the Agent, the Lenders their respective participants (if any) and their respective directors, officers, employees, affiliates, agents, attorneys, accountants, consultants and each other entity, if any, who controls any of the foregoing, and shall indemnify and hold such persons and entities (each, an "INDEMNIFIED PERSON") harmless from and against all losses, claims, damages, liabilities and expenses, joint or several, to which any such person or entity may become subject arising out of or in connection with the Acquisition, this Letter, the Term Sheets, the credit facilities, the use of proceeds of the extensions of credit thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, the foregoing indemnification shall not be available, as to any Indemnified Person, on account of or in respect to any claim as to which there is a final determination made in a judicial proceeding (in which the Agent and such Indemnified Party have had an opportunity to be heard), which determination includes a specific finding that the person seeking indemnification pursuant hereto (directly or by virtue of acts or omissions of its agents, officers, directors, employees or other representatives) had acted in a grossly negligent manner or in actual bad faith or with willful misconduct. The Agent and the Indemnified Party shall be entitled to select their own counsel in connection with the defense of any such claims, and the Sponsor and the Borrower shall promptly pay the reasonable fees and expenses thereof.


                                     ..3..
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Golder Hawn Johnson & Morrison
June 25, 2003
Page 4


          (b) If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Sponsor and the Borrower shall each contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability to the maximum amount legally permissible. The Sponsor and the Borrower each also agree that neither any Indemnified Person, nor any of their respective affiliates, partners, directors, agents, employees or controlling persons, shall have any liability to the Sponsor, the Borrower, any person asserting claims on behalf or in right of the Sponsor or the Borrower, or any other person in connection with or as a result of either this syndication or any matter referred to herein or in the loan documentation except to the extent that there is a final determination made in a judicial proceeding (in which the Agent and Back Bay each has had an opportunity to be heard), which determination includes a specific finding that the losses, claims, damages, liabilities or expenses so incurred by the Sponsor or the Borrower resulted from the gross negligence or actual bad faith or willful misconduct of such Indemnified Person (directly or by virtue of acts or omissions of its agents, officers, directors, employees or other representatives).

          (c) No Indemnified Person shall be liable for any indirect, special, punitive, or consequential damages in connection with or arising out of this letter or the transactions contemplated hereby. The indemnification provided herein shall survive any closing on, or retirement of, any credit facility between the Borrower, on the one hand, and the Agent, and/or any Revolving Credit Lenders, and/or Back Bay, on the other.

     5. REIMBURSEMENT

     The Sponsor and the Borrower shall reimburse FRFI, Back Bay, the Agent and FSI from time to time on demand for reasonable out-of-pocket expenses (including, but not limited to, reasonable expenses of due diligence investigation, reasonable syndication expenses, reasonable travel expenses and reasonable fees, disbursements and charges of its counsel), in each instance incurred in connection with the preparation and negotiation of this Letter and the Term Sheets, the definitive documentation for the Revolving Credit Facility and the Term Loan, and the closing of the transactions contemplated hereby. You shall pay to the Agent for its account and the accounts of FRFI and FSI the sum of $50,000 and to Back Bay for its own account the sum of $50,000 (collectively, the "WORK FEE") to reimburse the reasonable expenses incurred by FRFI, Back Bay, the Agent and FSI. FRFl and FSI acknowledge receipt of their portion of the Work Fee and Back Bay acknowledges receipt of $20,000 of its Work Fee. Whether or not the Revolving Credit Facility and the Term Loan are so established, the Work Fee shall be accounted for by the Agent and Back Bay provided, however, the Sponsor and the Borrower shall each remain obligated to reimburse FRFI, Back Bay, the Agent and FSI for any fees and expenses reasonably incurred in connection with the transaction contemplated by this Letter (including, without limitation, reasonable legal, appraisal, and commercial finance examination fees) and not covered by the Work Fee. Each reimbursement and indemnification obligation of you and the Borrower hereunder is the joint and several obligation of you and of the Borrower and shall survive any such closing on any credit facility between the Borrower, on the one hand, and the Agent, and/or any Revolving Credit Lenders, and/or Back Bay, on the other.


                                     ..4..

Golder Hawn Johnson & Morrison
June 25, 2003
Page 5


     6. CLOSING

          (a) This letter may be accepted by you on or before 5:00 p.m. (EDT) on June 25, 2003 by signing below and returning the executed letter to FRFI, together with the balance of the Work Fee due to Back Bay and the executed Fee Letter enclosed herewith.

          (b) If this letter is so accepted, then, subject to the terms and conditions of this letter, FRFI would be obligated to establish the Revolving Credit Facility and Back Bay would be obligated to provide the Term Loan if all conditions precedent thereto are satisfied (as reasonably determined by FRFI and Back Bay and the Administrative Agent) on or before October 31, 2003. The closing, in such event, would take place at the offices of counsel to FRFI.

     7. NONTRANSFERABILITY OF COMMITMENT

      The identity of the Sponsor and the Borrower is of material importance to FRFI and the Agent, Back Bay, and FSI. Consequently, this commitment may not be assigned or transferred by the Sponsor or the Borrower. FRFI, Back Bay and the Agent may assign its respective obligation (a) under this commitment to any present or future affiliate of FRFI, Back Bay or the Agent, or (b) after closing of the facilities, as provided in the loan documentation.

     8. EXCLUSIVE DEALING

          (a) The Sponsor and the Borrower each covenant that, from and after the date of this letter, and until the consummation of the transactions contemplated herein or the expiry of the commitment provided for herein, the Sponsor and the Borrower (and any of their respective officers, directors, employees, agents and representatives) shall:

               (i) not directly or indirectly solicit, initiate, encourage, facilitate, or discuss any submission, proposal, or offer from, or any effort or attempt by, any other person, entity, or group relating to the financing of the Acquisition or of the Borrower.

               (ii) provide FRFI with immediate written notice (with reasonable detail of the facts and circumstances relating thereto) of any submission, proposal, or offer, of any request for information, related directly or indirectly to any such financing of the Acquisition or the Borrower.

     The Sponsor represents that neither it nor any of its affiliates is party to, or bound by, any agreement with respect to any such financing other than as contemplated by this letter, the Term Sheet and any related fee letters.

          (b) Except as, and only to the extent required under, applicable laws, the Sponsor and the Borrower shall maintain as confidential the terms of conditions of this Commitment and the terms, conditions, provisions, and documentation of the Revolving Credit Facility and Term Loan provided, however, that any such information may be


                                     ..5..
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Golder Hawn Johnson & Morrison
June 25, 2003
Page 6


     disclosed (i) to the Sponsor's counsel, consultants, and other professional advisors in connection with the transactions contemplated hereby, (ii) the seller of The Elder-Beerman Stores Corp., (iii) as required by any governmental authority, or (iv) in connection with the enforcement of the obligations of the Agent, FRFI, Back Bay and FSI hereunder. In addition, reference may be made to the fact that financing is being provided in connection with the Acquisition by FRFI and Back Bay in any press release that the Sponsor and/or the seller of The Elder-Beerman Stores Corp. may issue as long as the specific terms of the financing are not disclosed. The failure of the Sponsor and the Borrower to comply with the foregoing provisions shall, at the option of the Agent and Back Bay only, terminate any and all obligations of the Agent, FRFI, Back Bay and FSI with respect to the financing contemplated hereby.

          (c) The Agent, FRFI, Back Bay and FSI shall maintain as confidential all nonpublic information finished to them by the Sponsor, the Borrower or their representatives and agents except for purposes of the transactions contemplated by this Commitment; provided, however, that any such information may be disclosed (i) to their respective examiners, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with the transactions contemplated hereby, (ii) as required by any governmental authority, (iii) to any fund partner of Back Bay or to any proposed syndicate member or any proposed assignee or participant, or
     (iv) in connection with the enforcement of the Sponsor's and Borrower's obligations. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to such portions of the information that (i) is or becomes available to the public through no fault or action of the Agent, FRFI, Back Bay or FSI or their representatives, or (ii) become available to the Agent, FRFI, Back Bay or FSI or their representatives on a non-confidential basis from a source, other than the Borrower or their representatives.

     9. GOVERNING LAW; CONSENT TO JURISDICTION

          (a) This Commitment Letter, the Fee Letter and the Back Bay Fee Letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The Sponsor and the Borrower each agree that any legal action, proceeding, case, or controversy against the Sponsor or the Borrower with respect to this letter or the Revolving Credit Facility or the Term Loan may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as FRFI may elect in its sole discretion. By acceptance of this letter, the Sponsor and the Borrower for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

          (b) The Sponsor and the Borrower each WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under or with respect to this letter or the Revolving Credit Facility or the Term Loan and consents to the granting of such legal or equitable remedy as is deemed appropriate by the relevant Court.


                                     ..6..

Golder Hawn Johnson & Morrison
June 25, 2003
Page 7


          (c) The Sponsor and the Borrower each agree that any action commenced by the Sponsor and the Borrower asserting any claim or counterclaim arising under or in connection with this letter or the Revolving Credit Facility or the Term Loan shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

     10. WAIVER OF JURY TRIAL

      The Sponsor, the Borrower, FRFI and Back Bay makes each of the following waivers knowingly, voluntarily, and intentionally, and understands that FRFI, Back Bay and FSI, in providing this letter is relying on such waivers.

      THE SPONSOR, THE BORROWER, FRFI, BACK BAY AND AND FSI WAIVES THE
FOLLOWING:

      THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE SPONSOR, THE BORROWER, FRFI, BACK BAY, THE AGENT OR FSI IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE SPONSOR, THE BORROWER, FRFI, BACK BAY, THE AGENT OR FSI OR IN WHICH THE SPONSOR, THE BORROWER, FRFI, BACK BAY, THE AGENT OR FSI IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE SPONSOR, THE BORROWER, FRFI, BACK BAY, THE AGENT OR FSI.


                                     ..7..

Golder Hawn Johnson & Morrison
June 25, 2003
Page 8


      If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to FRFI.



                                                             Very truly yours,
                                                     FLEET RETAIL FINANCE INC.


                                       By    /S/ Mark J. Forti
                                          ------------------------------------
                                          Title: Director

                                                  BACK BAY CAPITAL FUNDING LLC


                                       By   /s/ Kristan M. O'Connor
                                          ------------------------------------
                                          Title: Director

                                                         FLEET SECURITIES INC.


                                       By   /s/ Dave Demenna
                                          ------------------------------------
                                          Title: Managing Director

The foregoing is agreed to:
GOLDNER HAWN JOHNSON & MORRISON
as Sponsor and on behalf of the Borrower


By    /s/ Michael T. Sweeney
   ---------------------------------
      Title:
      Dated:


                                     ..8..

                            (FLEET RETAIL GROUP LOGO)


                             PROJECT WRIGHT (NEWCO)
                         SUMMARY OF TERMS AND CONDITIONS
                  $250,000,000 SENIOR REVOLVING CREDIT FACILITY

                                  JUNE 25, 2003

--------------------------------------------------------------------------------
BORROWER:                      A newly formed company ("Newco") to be formed by
                               Goldner Hawn Johnson & Morrison (the "Sponsor") to acquire The Elder-Beerman Stores Corp. (the
                               "Target") and the subsidiaries of such newly formed company (which subsidiaries shall in all events include the Target) (the "Company" or the "Borrower").

ADMINISTRATIVE AGENT:          Fleet Retail Finance Inc. ("Fleet" or the
                               "Agent").



COLLATERAL AGENT:              Fleet Retail Finance Inc. ("FRF" or the
                               "Collateral Agent").



ARRANGER:                      Fleet Securities, Inc. ("FSI" or the "Arranger").

FACILITY:                      Fleet will provide the Borrower with a fully
                               underwritten commitment (the "Underwriting") for a $250,000,000 (the "Loan Cap") Senior Secured
                               Revolving Credit Facility (the "Facility" or the
                               "Revolver").

                               The Revolver shall have a sub-limit of
                               $30,000,000 for the issuance of standby and documentary letters of credit.

LENDERS: Fleet and FSI expressly reserve the right to syndicate a portion of the Facility to other financial institutions reasonably acceptable to the Borrower.

USE OF PROCEEDS:               To finance the acquisition by Newco of the Target
                               and to finance other general corporate purposes of the Borrower, including capital expenditures and the issuance of standby and documentary letters of credit.

CLOSING DATE:                  A mutually agreed upon date to be determined but
                               in any event on or before October 31, 2003.

MATURITY:                      Three years from the Closing Date.

PRIORITY AND SECURITY:         The Facility will be secured by a first priority
                               perfected security interest in substantially all of the Borrower's assets, excluding (x) real estate in which FRF would hold a 2nd mortgage position behind Back Bay Capital Funding LLC, (y) leasehold interests and non material assets as reasonably determined by the Collateral Agent, and (c) any capital leases or other financings of equipment, the terms of which prohibit junior encumbrances on such equipment, only as long as such capital leases and financings remain outstanding (it being understood that upon payment thereof, the Collateral Agent shall have a lien on such equipment and the proceeds thereof).

BORROWING BASE:                The Borrowing Base will be established as a
                               percentage of the Borrower's eligible inventory, letter of credit inventory, in-transit inventory and accounts receivable, minus applicable reserves, as follows:

                               Inventory: The inventory advance rates will be determined following the completion of an inventory appraisal. The advance rate shall be the lesser of (i) 85% of the net appraised liquidation value of inventory at cost, or (ii) a percentage to be determined of the cost of eligible inventory. It is anticipated that the adjusted advance rate will approximate 65-70%. Eligible letter of credit inventory and in-transit inventory will be included as eligible provided that such inventory is within 90 days of receipt and such inventory can be monitored and tracked by procedures reasonably satisfactory to the Agent.

                               Accounts Receivable: The advance rate against eligible private label credit card accounts receivable will be 90% of the appraised liquidation value.

                               The borrowing base (the "Borrowing Base"), actual reserves and final advance rates will be determined by the Agent in consultation with the Borrower based upon the results of due diligence, which will include, but not be limited to, inventory and accounts receivable appraisals, as well as a commercial finance field examination. Borrowing Base collateral reporting will be provided to the Agent on a weekly basis.

BORROWING OPTIONS:             Borrowings under the Revolver shall be at the
                               Fleet Base Rate plus the Applicable Margin ("Base
                               Rate Loan") or the LIBOR Rate plus the Applicable
                               Margin ("LIBOR Rate Loan"). LIBOR Rates will be quoted for one, two, three and six months. Base
                               Rate Loans shall require same business day notice. LIBOR Rate Loans shall require three business days' advance notice.

                               Interest on Base Rate loans will be due and payable monthly in arrears. Interest on LIBOR Rate Loans will be payable at the end of each applicable interest period or quarterly in arrears, whichever is earlier.

                               All interest shall be based on a 360-day year and actual days elapsed for LIBOR Rate Loans and on 365/366 days and actual days elapsed for Base Rate Loans and for any fees payable hereunder.

APPLICABLE MARGIN:             From the Closing Date until the Agent is in
                               receipt of the audited financial statements for the FYE 1/31/04, the minimum Applicable
                               LIBOR/Base Rate Margin will be set at Level IV.
                               Thereafter, the Applicable Margin will be based upon the pricing grid below, based upon average excess availability for the prior quarter.

                                                                         LIBOR         Base Rate
                                                                       Applicable     Applicable
                                 Level      Excess Availability          Margin         Margin
                                 -----      -------------------          ------         ------
                                   I              > $85MM                1.75%           0.25%
                                  II        > $60MM and < $85MM          2.00%           0.50%
                                  III        >$40MM and < $60MM          2.25%           0.75%
                                  IV              < $40MM                2.50%           1.00%

L/C ISSUING BANK:              Fleet National Bank

LETTER OF CREDIT FEE: Standby Letters of Credit are priced at a fee per annum equal to the LIBOR Applicable Margin, payable on the total face amount of each outstanding Standby Letter of Credit quarterly in arrears. Documentary Letters of Credit are priced at the LIBOR Applicable Margin less 0.50%, payable on the total face amount of each outstanding Documentary Letter of Credit quarterly in arrears.

CASH MANAGEMENT:               The Collateral Agent shall remain throughout the
                               term of the Facility the concentration bank for the Borrower's cash management. All collections and proceeds from first priority Collateral will be deposited either directly into an account with the Collateral Agent or into an account at an institution for which the Collateral Agent has in place an agency agreement reasonably satisfactory to it in its sole discretion. All proceeds will be used to reduce borrowings under the Revolver on a daily basis, on the business day immediately following receipt by the Collateral Agent.

COMMITMENT FEE:                Payable at the times and in the amounts set forth
                               in a Fee Letter of even date.

UNUSED LINE FEE:               A fee on the unused portion of the Facility
                               payable monthly in arrears at a rate of 0.375%.


AGENT'S FEE:                   Payable at the times and in the amounts set
                               forth in a Fee Letter of even date.


DOCUMENTATION:                 The Facility will be subject to the negotiation,
                               execution and delivery of a definitive credit agreement and any other customary documents as shall be requested by the Agent. The credit agreement will contain representations and warranties, funding and yield protection provisions, conditions precedent, covenants, events of default and other provisions appropriate for transactions of this size, type and purpose and shall be acceptable to the Agent and the Borrower and their respective counsel in all reasonable respects.


DEFAULT PRICING:               2.00% above the then Applicable Margin.


FINANCIAL COVENANTS:           An all times minimum excess availability equal
                               to (i) $10,000,000 through January 31, 2004,
                               thereafter, (ii) prior to the sale of the accounts receivable portfolio $20,000,000, and
                               (iii) after the sale of the accounts receivable portfolio, $10,000,000.

OTHER COVENANTS:               Other affirmative and negative covenants
                               (subject, in each case, to exceptions and baskets to be agreed) to include without limitation,:

                               (a) Usual and customary financial reporting requirements, including monthly stock ledger by department and certain asset based reporting requirements;

                               (b) Maintenance of properties, insurance, and interest rate protection for fifty percent of the Facility for the first two years of the Facility; payment of taxes, compliance with laws, contracts, and permits; ERISA covenants;

                               (c) Limitations on capital expenditures, indebtedness, guarantees, liens, investments, loans, mergers and permitted acquisitions, asset divestitures, dividends and distributions and transactions with affiliates. Note that (i) dividends shall be permitted as long as no default or event of default then exists or would arise therefrom, provided that (A) except as provided in clause (c)(i)(B) hereof, such dividends may be paid on one occasion each year between May 1 and June 15, (B) in addition to dividends permitted under clause (c)(i)(A) hereof, dividends may be paid within 45 days after the sale of the entire accounts receivable portfolio on a non-recourse basis, and (C) before and after giving effect to the payment of such dividends on a pro-forma 12 month basis, excess availability (net of the minimum excess availability required to be maintained under the "Financial Covenants" section of this Term Sheet) under the Borrowing Base shall be equal to or greater than 10% of the total Borrowing Base; and
                                        (ii) acquisitions shall be permitted as
                                        long as (A) no default or event of
                                        default then exists or would arise
                                        therefrom and (B) before and after
                                        giving effect to the acquisition on a
                                        pro-forma 12 month basis, excess
                                        availability (net of the minimum excess
                                        availability required to be maintained
                                        under the "Financial Covenants" section
                                        of this Term Sheet) under the Borrowing
                                        Base shall be equal to or greater than
                                        10% of the total Borrowing Base.

                               (d) Collateral Agent will have the right to conduct periodic commercial finance exams and appraisals upon reasonable advance notice.

                               (e) Definition of Change in Control to be negotiated by the Agent and the Borrower, but in all events shall be subject to modification and waiver with the consent of the Borrower and majority lenders.

EVENTS OF DEFAULT:             Usual and customary for facilities of this type,
                               including but not limited to, failure to pay any interest or principal when due, failure to comply with covenants, representations or warranties materially incorrect when made, insolvency, bankruptcy, cross defaults, change of control, judgment defaults and ERISA, with appropriate grace periods and baskets to be negotiated

CONDITIONS PRECEDENT:          Closing shall be conditioned upon satisfaction
                               of the following conditions precedent and other conditions customary to transactions of this type, or reasonably required by the Agent.

                               (a) All necessary consents and approvals to the financing shall have been obtained

                               (b)      Satisfactory completion of due
                                        diligence, including a commercial
                                        finance examination, inventory appraisal
                                        (determined on the net liquidation
                                        value), accounts receivable appraisal
                                        (determined on the net liquidation
                                        value), appraisals of real estate
                                        (determined on the forced liquidation
                                        value) and environmental site
                                        assessments. Appraisals and other due
                                        diligence efforts will be undertaken by
                                        independent third parties reasonably
                                        acceptable to the Agent.

                               (c) Capital structure reasonably acceptable to the Agent, in its sole discretion, which shall include a minimum equity/junior capital injection of not less than $25,000,000 at close.

                               (d) Minimum excess availability as of the Closing Date in an amount equal to $25,000,000 (after giving effect to the loans to be made and letters of credit to be issued on the Closing Date, but without giving effect to the minimum excess availability required under the "Financial Covenants" section of this Term Sheet). All accounts payable and taxes shall be paid current; excluding good faith disputes.

                               (e)      Legal opinions of counsel to the
                                        Borrower reasonably satisfactory in form and substance to the Administrative Agent, including, without limitation, with respect to the enforceability and perfection of the Collateral Agent's security interests.

                               (f) The Agent shall have entered into an intercreditor and subordination agreement with the holders of the Borrower's mezzanine indebtedness reasonably satisfactory in form and substance to the Agent. The intercreditor agreement shall permit the holder of such mezzanine indebtedness
                                        (i) to receive payments of interest, and
                                        (ii) to receive payments of principal
                                        solely from the proceeds of the sale of
                                        the accounts receivable portfolio, in
                                        each case as long as no default or event of default then exists or would arise therefrom

                               (g)      Any other information (financial or
                                        otherwise) reasonably requested by the
                                        Agent shall have been received by the
                                        Agent and shall be in form and substance reasonably satisfactory to the Agent Without limitation, the Agent shall have received and be satisfied with both (a) the PricewaterhouseCoopers quality of earnings report for the Target, and (b) subject to the last sentence of this sub-paragraph, the McKinsey Co. report concerning the Target's marketing strategy. The Agent's receipt of such reports is conditioned upon the Agent's execution of a release and confidentiality agreement with each of PricewaterhouseCoopers and McKinsey Co. in form satisfactory to the Agent and such entities. In the event that the Agent and McKinsey Co. do not agree on the form of a release and confidentiality agreement (the Borrower having used its best efforts to obtained same), the satisfaction of the Agent
                                        with the McKinsey report shall not be a
                                        condition to the consummation of the
                                        Facility.

                               (h) The Collateral Agent shall have filed all such financing statements and shall have given all such notices as may be necessary for the Collateral Agent to perfect its security interest in the collateral for itself and for the benefit of the Lenders and the Administrative Agent and to assure its first priority status therein subject to permitted liens (as described above in "Priority and Security"). The Collateral Agent shall have received a mortgagee's policy of title insurance containing such exceptions and endorsements, and issued by such companies, as may be reasonably acceptable to the Collateral Agent.

                               (i)      No material misstatements in or
                                        omissions from the materials previously
                                        furnished to the Agent in writing for
                                        its review. The Agent must be satisfied
                                        that any financial statements delivered
                                        to it fairly present the business and
                                        financial condition of the Borrower and
                                        its subsidiaries, and that there has
                                        been no material adverse change in the
                                        assets, business, financial condition,
                                        or income of any Borrower since the date of the most recent financial information delivered to the Agent.

                               (j) The absence of any litigation or other proceeding the result of which could reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of any Borrower taken as a whole, (b) the ability of any Borrower to perform any material obligation or to pay any obligations under the Facility, or (c) the validity or enforceability of any of the definitive loan documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders thereunder.

                               (k)      The absence of any default of any
                                        material contract or agreement of any
                                        Borrower which could reasonably be
                                        expected to have a Material Adverse
                                        Effect.

                               (l)      There shall not have occurred any
                                        material disruption or material adverse
                                        change in the U.S. financial or capital
                                        markets in general that has had, in the
                                        reasonable opinion of the Agent, a
                                        material adverse effect on the market
                                        for loan syndications, or that has
                                        materially and adversely affected the
                                        syndication of the Facility.

                               (m) The proposed financing is subject to the condition that no material changes in governmental regulations or policies affecting the Borrower, the Agent or Lenders involved in this transaction occur prior to Closing Date.

                               (n) The Agent's reasonable satisfaction with the acquisition documents for the Target, and consummation of the acquisition (with all conditions precedent set forth in the acquisition documents having been satisfied or waived with the consent of the Agent) on terms and structure reasonably acceptable to the Agent.

                               (o) Preparation, execution and delivery of definitive documentation (the
                                        "Definitive Documentation") satisfactory to the Borrower, the Agent and Lenders (including a certified Borrowing Base certificate, reasonably appropriate security documentation, and intercreditor provisions with Back Bay Capital Funding LLC).

                               (r) Receipt of solvency opinion prepared by such person as the Agent may engage and otherwise reasonably satisfactory in form and substance to the Agent. The solvency opinion may also be addressed to, and for the benefit of, the Target.

INDEMNIFICATION:               The Borrower agrees to indemnify and hold the
                               Agent and the Lenders and their respective shareholders, directors, agents, officers, subsidiaries and affiliates harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party as more particularly set forth in the Commitment
                               Letter accompanying this Term Sheet.

ASSIGNMENTS AND
PARTICIPATIONS:                The Lenders will be permitted to grant
                               participations or assignments of their loans and commitments. Any Lender will be permitted to assign a portion of the Revolver to another eligible lending institution (to be defined in the definitive documentation) in minimum amounts of $5,000,000, subject to customary provisions of participation or assignment transactions.
                               Prior to the occurrence of a default and after completion of the initial syndication, the Borrower shall have the right to consent to any such assignment, such consent not to be unreasonably withheld or delayed. In no event may the Lenders grant participations or make assignments to a competitor of the Target.

VOTING RIGHTS:                 Lenders holding at least 51% of all of the
                               outstanding commitments under the Facility (the
                               "Majority Lenders") for all amendments and waivers provided that the following, among others, shall require 100% of the Lenders affected thereby: (1) increase in commitments;
                               (2) decreases in interest rates or fees; (3) change to final maturity; (4) release of substantial portions of the collateral and (5) changes in the percentage constituting Voting
                               Rights and (6) changes to the Borrowing Base.

GOVERNING LAW:                 The Commonwealth of Massachusetts.

AGENT'S COUNSEL:               Riemer & Braunstein, LLP

[BACK BAY CAPITAL LOGO]

PROJECT WRIGHT (NEWCO)

                         SUMMARY OF TERMS AND CONDITIONS
                          FOR TERM LOAN CREDIT FACILITY
                                  JUNE 25, 2003

BORROWER:               A newly formed company ("Newco") to be formed by Goldner
                        Hawn Johnson & Morrison (the "Sponsor") to acquire The
                        Elder-Beerman Stores Corp. (the "Target") and the subsidiaries of such newly formed company (which subsidiaries shall in all events include the Target)
                        (the "Company" or the "Borrower").

LENDER:                 Back Bay Capital Funding LLC


CREDIT FACILITY:        $25,000,000 term loan to be fully funded at closing, and
                        structured on a first in/last out basis in conjunction with a $250,000,000 senior credit facility to be agented by Fleet Retail Finance Inc. (the "Senior Credit
                        Facility"). Total facility size will be $275,000,000.

PURPOSE: To finance the acquisition by Newco of the Target and to finance other general corporate purposes of the Borrower, including capital expenditures.

CLOSING DATE:           A mutually agreed upon date to be determined but in any
                        event on or before October 31, 2003.

MATURITY:               Three (3) years from the Closing Date.


SECURITY:               The Credit Facility will be secured by a first priority
                        mortgage lien on all real estate and a 2nd priority security position on all of the Borrower's other assets and capital stock, excluding (x) leasehold interests,
                        (y) non-material assets as reasonably determined by the Lender, and (z) any capital leases or other financings of equipment, the terms of which prohibit junior encumbrances on such equipment, only as long as such capital leases and financings remain unpaid (it being understood that upon payment thereof, the Lender shall have a lien on such equipment and the proceeds thereof), subject only to a 1st security position in favor of the Senior Credit Facility.

BORROWING BASE:         At no time shall outstanding amounts under the Senior
                        Credit Facility plus outstanding amounts under the Credit Facility exceed the lesser of (i) a percentage to be determined of the cost value of eligible inventory, or (ii) 96% of the current appraised liquidation (GOB) value of eligible inventory; plus, 92% of the appraised liquidation value of eligible in-house credit card receivables, plus 65% of the appraised Forced
                        Liquidation Value of owned real estate; minus, applicable reserves.


COLLATERAL ELIGIBILITY: Eligibility of inventory and accounts receivable shall be determined following the reported results of an inventory appraisal, receivables appraisal, and commercial finance examination. Eligibility qualifications shall be consistent with those determined by the Agent for the Senior Credit Facility, and upon review of the results of due diligence.

                        Eligible real estate shall consist of real estate owned by the Borrower in fee simple title on which the Lender has a first priority lien, subject only to encumbrances reasonably acceptable to the Lender and as to which the environmental studies furnished the Lender reflect no environmental violations.

                        The actual reserves and final advance rates will be determined based upon the results of due diligence, which will include appraisals of the value of inventories, accounts receivable and real estate, a commercial finance examination, and environmental assessment reports (as relates to the condition of the real estate).

COMMITMENT FEE:         Payable at the times and in the amounts set forth in a
                        Fee Letter of even date.

CURRENT PAY INTEREST:   From the closing through the first anniversary date of
                        closing, 12.00% per annum, payable monthly in arrears.
                        Thereafter, interest shall accrue at a rate equivalent to Fleet Bank's prime lending rate plus 7.75% per annum adjusted quarterly, payable monthly in arrears.

PIK (PAYMENT IN KIND)
   INTEREST:            2.50% per annum accruing, to be capitalized and added to
                        the principal balance of the Credit Facility the first day of each calendar month, and payable upon maturity.

MONITORING FEE:         Payable at the times and in the amounts set forth in a
                        Fee Letter of even date.

EARLY TERMINATION FEE:  Payable at the times and in the amounts set forth in a
                        Fee Letter of even date.

AMORTIZATION:           None required.  The Credit Facility may be repaid from
                        the proceeds of the sale of the accounts receivable portfolio as long (x) as no default or event of default then exists or would arise therefrom and (y) such payment is accompanied by payment of all accrued and unpaid interest and any applicable Early Termination
                        Fee.

FINANCIAL COVENANTS:    Financial covenants shall include, but not be limited
                        to:


                        An all times minimum excess availability equal to i) $10,000,000 through January 31, 2004, thereafter ii) prior to the sale of the accounts receivable portfolio $20,000,000, and iii) after the sale of the accounts receivable portfolio, $10,000,000.

OTHER COVENANTS:       Other affirmative and negative covenants (subject, in
                       each case, to exceptions and baskets to be agreed) to include without limitation,:


                        a) Usual and customary financial reporting requirements, including monthly stock ledger by department and certain asset based reporting requirements;

                        b) Maintenance of properties and insurance; payment of taxes, compliance with laws, contracts, and permits; ERISA covenants;

                        c) Limitations on capital expenditures, indebtedness, guarantees, liens, investments, loans, mergers and permitted acquisitions, asset divestitures, dividends and distributions and transactions with affiliates. Note that (i) dividends shall be permitted as long as no default or event of default then exists or would arise therefrom, provided that (A) except as provided in clause
                              (c)(i)(B) hereof, such dividends may be paid on one occasion each year between May 1 and June 15,
                              (B) in addition to dividends permitted under clause (c)(i)(A) hereof, dividends may be paid within 45 days after the sale of the entire accounts receivable portfolio on a non-recourse basis, and (C) before and after giving effect to the payment of such dividends on a pro-forma 12 month basis, excess availability (net of the minimum excess availability required to be maintained under the "Financial Covenants" section of this Term Sheet) under the Borrowing Base shall be equal to or greater than 10% of the total Borrowing Base; and (ii) acquisitions shall be permitted as long as (A) no default or event of default then exists or would arise therefrom and
                              (B) before and after giving effect to the acquisition on a pro-forma 12 month basis, excess availability (net of the minimum excess availability required to be maintained under the "Financial Covenants" section of this Term Sheet) under the Borrowing Base shall be equal to or greater than 10% of the total Borrowing Base.

                        d) Lender will have the right to conduct periodic commercial finance exams and appraisals upon reasonable advance notice.

                        e) Definition of Change in Control to be negotiated by the Lender and the Borrower.

CONDITIONS PRECEDENT:   Closing shall be conditioned upon satisfaction of the
                        following conditions precedent and other conditions customary to transactions of this type, or reasonably required by the Lender.


                        1. Capital structure reasonably acceptable to the Lender, in its sole discretion, which shall include a minimum equity/junior capital injection of not less than $25,000,000 at close.

                        2. Minimum excess availability as of the Closing Date in an amount equal to $25,000,000 (after giving effect to the loans to be made and letters of credit to be issued on the Closing Date, but without giving effect to the minimum excess availability required under the "Financial Covenants" section of this Term Sheet). All accounts payable and taxes shall be paid current; excluding good faith disputes.

                        3. Liens on all of the Borrower's collateral shall have been filed and otherwise perfected to the satisfaction of the Lender. The Lender shall have received a mortgagee's policy of title insurance containing such exceptions and endorsements, and issued by such companies, as may be reasonably acceptable to the Lender.

                        4. Satisfactory completion of due diligence, including a commercial finance examination, inventory appraisal (determined on the net liquidation value), accounts receivable appraisal (determined on the net liquidation value), appraisals of real estate (determined on the forced liquidation value) and environmental site assessments. Appraisals and other due diligence efforts will be undertaken by independent third parties reasonably acceptable to the Lender.

                        5. All necessary consents and approvals to the financing shall all have been obtained.

                        6. Any other information (financial or otherwise) reasonably requested by the Lender shall have been received by the Lender and shall be in form and substance reasonably satisfactory to the Lender. Without limitation, the Lender shall have received and be satisfied with both (a) the PricewaterhouseCoopers quality of earnings report for the Target, and (b) subject to the last sentence of this sub- paragraph, the McKinsey Co. report concerning the Target's marketing strategy. The Lender's receipt of such reports is conditioned upon the Lender's execution of a release and confidentiality agreement with each of PricewaterhouseCoopers and McKinsey Co. in form satisfactory to the Lender and such entities. In the event that the Lender and McKinsey Co. do not agree on the form of a release and confidentiality agreement (the Borrower having used its best efforts to obtained same), the satisfaction of the Lender with the McKinsey report shall not be a condition to the consummation of the Credit Facility.

                        7.    Completion of the legal due diligence
                              investigation by the Lender's counsel, with results satisfactory to the Lender and its counsel.

                        8. Preparation, execution and delivery of definitive documentation satisfactory to the Lender and the Borrower. Documentation shall contain representations, covenants, events of default, expense reimbursement, and indemnification provisions for the benefit of the Lender customary for transactions of this size, type, and purpose.

                        9. Satisfactory intercreditor or agency agreement provisions between the Lender and agent for the Senior Credit Facility.

                        10. The Lender shall have received (i) reasonable and customary opinions of counsel to the Borrower as to the transactions contemplated hereby which opinions are satisfactory to the Lender and (ii) such corporate resolutions, certificates and other documents as the Lender shall reasonably request.

                        11. No material misstatements in or omissions from the materials previously furnished to the Lender for its review. The Lender must be satisfied that any financial statements and projections delivered to it fairly present the business and financial condition of the Borrower, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of any Borrower since the date of the most recent financial information delivered to the Lender.

                        12. The absence of any litigation or other proceeding the result of which could reasonably be expected to have a Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on
                              (a) the business, operations, property, assets, or condition, financial or otherwise, of any Borrower taken as a whole, (b) the ability of any Borrower to perform any material obligation or to pay any obligations under the Credit Facility, or (c) the validity or enforceability of any of the definitive loan documents or any of the material rights or remedies of the Lender thereunder.

                        13. The absence of any default of any material contract or agreement of any Borrower which could reasonably be expected to have a Material Adverse Effect.

                        14. The proposed financing is subject to the condition that no material changes in governmental regulations or policies affecting any Borrower or Lender involved in this transaction occur prior to the Closing Date.

                        15.   The Lender shall have entered into an
                              intercreditor and subordination agreement with the holders of the Borrower's mezzanine indebtedness reasonably satisfactory in form and substance to the Lender. The intercreditor agreement shall permit the holder of such mezzanine indebtedness
                              (i) to receive payments of interest, and (ii) to receive payments of principal solely from the proceeds of the sale of the accounts receivable portfolio, in each case as long as no default or event of default then exists or would arise therefrom.

                        16. The Lender's reasonable satisfaction with the acquisition documents for the Target, and consummation of the acquisition (with all conditions precedent set forth in the acquisition documents having been satisfied or waived with the consent of the Lender) on terms and structure reasonably acceptable to the Lender.

                        17. Receipt of solvency opinion prepared by such persons and otherwise reasonably satisfactory in form and substance to the Lender. The solvency opinion may also be addressed to, and for the benefit of, the Target.

ASSIGNMENTS AND
PARTICIPATIONS:         The Lender will be permitted to grant participations or
                        assignments of their loans and commitments. Prior to the occurrence of a default, the Borrower shall have the right to consent to any such assignment, such consent not to be unreasonably withheld or delayed. In no event may the Lender grant participations or make assignments to a competitor of the Target.

GOVERNING LAW:          The Commonwealth of Massachusetts.


AGENT'S COUNSEL:        Bingham McCutchen LLP